                          VOTING AND OPTION AGREEMENT

          THIS VOTING AND OPTION AGREEMENT, dated as of March 15, 2000 (this "Agreement"), is made by and between Sonic Foundry, Inc., a Maryland corporation ("Purchaser"), each of the other undersigned parties (each a "Shareholder"), severally but not jointly, and Rimas P. Buinevicius, Monty R. Schmidt, Curtis J. Palmer, and Frederick H. Kopko, Jr. (each, a "SFO Shareholder").

                             W I T N E S S E T H:

          WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, STV Communications, Inc., a Delaware corporation (the "Company") and New Sonic Inc., a Maryland corporation and a wholly-owned subsidiary of Purchaser ("Sub") are entering into an Agreement and Plan of Merger, dated as of the date hereof, (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company would be merged with and into the Sub (the "Merger");

          WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of that number of shares of Company Common Stock that is listed next to its name in Schedule 1 to this Agreement; and

          WHEREAS, as an inducement and a condition to Purchaser and Sub entering into the Merger Agreement, Purchaser and Sub have required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the premises, representations, warranties, covenants and agreements contained herein, Purchaser and each Shareholder, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          As used in this Agreement, the terms set forth in the Addendum shall have the meanings specified therein.

                                  ARTICLE II


          2.1 Voting Agreement. Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of
(i) the Effective Time and (ii) the termination of this Agreement pursuant to
Article IV hereof, at any meeting of the holders of Company Capital Stock, however called, or in connection with any written consent of the holders of Company Capital Stock, such Shareholder shall vote (or cause to be voted) the

Option Shares as follows: (i) in favor of the approval of the plan of merger set forth in the Merger Agreement; (ii) in favor of any other action related to the Merger or in furtherance of the transactions contemplated by the Merger Agreement and this Agreement; (iii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Shareholder under this Agreement; and (iv) except for the Merger and the transactions contemplated by or permitted under the Merger Agreement and as otherwise agreed to in writing in advance by Purchaser, against (A) any Acquisition Proposal; (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws; (C) any other material change in the Company's corporate structure or business; and (D) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or otherwise adversely affect the Merger and the transactions contemplated by this Agreement or the Merger Agreement.

          2.2 Proxy. Each Shareholder shall, concurrently with the execution of this Agreement, execute and deliver to Purchaser an irrevocable proxy in the form attached hereto as Exhibit A with respect to the Option Shares (the "Proxy"). Each Shareholder shall make all filings and give all notices with respect to the Proxy as may be required by the Company or applicable law.

          2.3 Other Agreements. No Shareholder shall enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

          2.4  STV Designee.

          (a) The Purchaser agrees that, as soon as practicable following the Effective Time, but no earlier than the day following the next annual stockholders meeting of the Purchaser, it will expand its board of directors by one seat and appoint a designee of the Company, as constituted prior to Closing, to fill the vacancy created thereby. The Purchaser further agrees that, provided such designee, if an employee of Purchaser, has not been terminated with or without cause prior to such time (or, if such designee is not an employee of Purchaser, both Jeffrey Gerst and Jan Brzeski have not been terminated with or without cause prior to such time), it will nominate such designee for election at the annual stockholders meeting of the Purchaser to be held immediately following the date of appointment.

          (b) Each SFO Shareholder hereby agrees that he shall vote his shares of Purchaser common stock at the annual stockholders meeting to be held immediately following the date of appointment of such designee in favor of the person designated as director pursuant to paragraph (a) above provided such designee, if an employee of Purchaser, has not been terminated with or without cause prior to such time (or, if such designee is not an employee of Purchaser, provided both Jeffrey Gerst and Jan Brzeski have not been terminated with or without cause prior to such time).

                                  ARTICLE III

                                 STOCK OPTION

          3.1  Stock Option.

          (a) On the terms and subject to the conditions set forth herein (including without limitation Section 3.2(a)), each Shareholder hereby grants to Purchaser an irrevocable option (the "Stock Option") to purchase all of the right, title and interest of such Shareholder in and to the Option Shares.

          (b) The consideration to be paid by Purchaser to each Shareholder in respect of the Option Shares shall be an amount in Purchaser stock (valued at the closing price of such stock on the American Stock Exchange on the day immediately preceding the date of the exercise of the Stock Option) equal to the product of (i) the number of Option Shares and (ii) [$8.33] (the "Purchase Price"), payable on the date of such purchase by wire transfer of immediately available funds to an account designated by such Shareholder at least one business day in advance of such payment (provided that the failure or refusal of the Shareholder to designate such a bank account shall not preclude Purchaser from exercising the Stock Option);

          3.2  Exercise of the Stock Option.

          (a) At any time prior to the occurrence of an Exercise Termination Event, Purchaser may exercise the Stock Option in accordance with the terms of
Section 2.1 hereof in whole, but not in part, but solely in the event that the Merger Agreement is terminated and the Termination Fee provided for in Section 8.3(c) of the Merger Agreement has become payable to Purchaser in accordance with the terms thereof (the "Triggering Event").

          (b) In the event that Purchaser is entitled to and wishes to exercise the Stock Option, Purchaser shall send a written notice to each Shareholder (the "Notice" on the date on which the Notice is sent shall be referred to herein as the "Notice Date") specifying the place and the date (the "Closing Date") not later than sixty business days from the Notice Date for the closing of such purchase (the "Closing"); provided, however, that in the event that prior notification to, or approval of, any regulatory or antitrust agency is required in connection with the exercise of the Stock Option, Purchaser shall promptly file the required notice or application for approval and shall promptly notify the Company of such filing, and the period of time that otherwise would run pursuant to this Section 3.2(b) shall run instead from the last date on which all required notification or waiting periods shall have expired or been terminated or all required approvals shall have been obtained; provided, further that in the event there shall be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement, the period of time that otherwise would run pursuant to this
Section 3.2(b) shall run instead from the date on which such prohibition shall have been vacated, terminated or waived.

          (c) Any exercise of the Stock Option shall be deemed to have occurred on the

Notice Date relating thereto.

          3.3  Closing.

          (a) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of each Shareholder contained herein and in full payment for the Option Shares, Purchaser will pay to such Shareholder the Purchase Price, on the Closing Date, in accordance with the provisions of Sections 2.1 and 2.2 hereof.

          (b) At the Closing, simultaneously with the payment by Purchaser of the Purchase Price, each Shareholder shall deliver, or cause to be delivered, to Purchaser certificates representing the Option Shares duly executed by the Shareholder in blank, together with any necessary stock transfer stamps properly affixed.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

          Each Shareholder hereby represents and warrants to Purchaser as follows:

          4.1  Ownership of the Option Shares; Voting Power.

          (a) As of the date hereof, the Shareholder is the record and beneficial owner of the Option Shares, and the shares of Company Common Stock set forth opposite its name on Schedule 1 to this Agreement constitute all such shares owned of record or beneficially owned by the Shareholder as of the date hereof.

          (b) The Shareholder now has, and at all times during the term hereof will have, sole voting power and sole power to issue instructions with respect to the matters set forth in Article II hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Option Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          4.2  Authority: Binding Agreement.

          (a) The Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder does not (and will not) violate any other agreement to which the Shareholder is a party including, without limitation, any voting agreement, shareholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

          (b) The Shareholder hereby revokes any and all proxies with respect to any of the Option Shares except for the Proxy.

          4.3 No Conflicts. Except for filings and approvals under the Hart-Scott Rodino Act or the Securities Exchange Act of 1934 (the "Exchange Act"), if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Shareholder or any of the Shareholder's properties or assets.

          4.4 No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

          4.5 No Encumbrances. All of the Option Shares and the certificates representing such option Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all liens, claims, options, charges, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other legal or equitable rights or encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. The transfer by the Shareholder of the Option Shares to Purchaser hereunder (after payment in full of the Purchase Price) shall pass to, and unconditionally vest in, Purchaser good and valid title to all of the Option Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

          4.6 No Other Agreements. Except pursuant to the Merger Agreement and this Agreement, no Shareholder has any legal obligation, absolute or contingent, to any other Person to sell, dispose of or otherwise transfer all or any portion of the Option Shares.

          4.7 Reliance by Purchaser. Each Shareholder understands and acknowledges that Purchaser is entering into and causing Sub to enter into, the Merger Agreement in reliance upon Shareholder's execution, delivery and performance of this Agreement.

                                   ARTICLE V

                             ADDITIONAL COVENANTS
                              OF THE SHAREHOLDERS

          In addition to the covenants and agreements included elsewhere herein, each Shareholder covenants to, and agrees with, Purchaser as follows:

          5.1 No Solicitation. The Shareholder shall not directly or indirectly, initiate or solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any Person (other than Purchaser or any affiliate of Purchaser) with respect to, an Acquisition Proposal. The Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. If the Shareholder receives any inquiry or proposal regarding any Acquisition Proposal, the Shareholder shall promptly inform Purchaser of that inquiry or proposal, the details thereof, the identity of the Person making such inquiry or proposal and shall in the case of written proposals or inquiries, furnish Purchaser with a copy of such proposal or inquiry (and all amendments and supplements thereto).

          5.2 Restriction on Transfer, Proxies and Non-Interference. Except as contemplated by this Agreement, the Shareholder shall not directly or indirectly, (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Option Shares or any interest therein; (b) grant any proxies or powers of attorney, deposit any Option Shares into a voting trust or enter into a voting agreement with respect to any Option Shares; or (c) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder's obligations under this Agreement.

          5.3 Waiver of Appraisal Rights. The Shareholder has no rights of appraisal or rights to dissent from the Merger and waives any such rights that it may at any time hereafter have or acquire.

          5.4 Stop Transfer; Changes in Option Shares. The Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Option Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion exchange of shares or the like (in each case with a record date prior to the termination of this Agreement), (a) the term "Option Shares" shall be deemed to refer to and include the Option Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Option Shares may be changed or exchanged and such dividends, distributions and securities, as the case may be, shall be paid to Purchaser at the Closing or promptly following the receipt of such dividend or distribution, if the Closing theretofore shall have occurred and (b) the number and kind of shares subject to this Agreement and the Purchase Price shall be appropriately adjusted to reflect changes made in the Company Common Stock so that Purchaser shall receive, upon exercise of the Stock Option and payment of the Cash Purchase Price the number and class of shares, other securities, property or cash that Purchaser would have received in respect of the Option Shares if the Stock Option had been exercised and the Option Shares had been issued to Purchaser immediately prior to such event or the record date therefor, as applicable.

          5.5 Confidentiality. The Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, the Shareholder hereby agrees not to disclose or discuss such matters with any Person (other than Purchaser and the respective counsel and advisors of the Shareholder and Purchaser) without the prior written consent of Purchaser, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures necessary in order to fulfill the Shareholder's obligations imposed by law, in which event the Shareholder shall give prior written notice of such disclosure to Purchaser as promptly as practicable so as to enable Purchaser to seek a protective order from a court of competent jurisdiction with respect thereto.

                                  ARTICLE VI

                                  TERMINATION

          Except as set forth in Section 2.4, which shall survive in accordance with its terms, no party hereto shall have any rights or obligations hereunder, and this Agreement shall terminate and become null and void, from and after the last date on which the Stock Option is or may become exercisable pursuant to
Section 3.2(a).

                                  ARTICLE VII

                                 MISCELLANEOUS

          7.1 Further Assurances. From time to time, upon any request from the Purchaser to any Shareholder or any Shareholder to the Purchaser, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7.2 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement, and the Stock Restriction and Registration Agreement, dated the date hereof, constitute the entire agreement between the Purchaser and each of the Shareholders hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between such parties hereto with respect tot the subject matter hereof. This Agreement is not intended for the benefit of or intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          7.3 Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Option Shares and shall be binding upon any Person to which legal or beneficial ownership of such Option Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Option Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          7.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto provided that Purchaser may assign, in it s sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, although no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          7.5 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser and each Shareholder.

          7.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Fed Ex, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the addresses specified in Schedule 2 to this Agreement or to such other address as either party hereto may have previously furnished to the other in writing in the manner set forth above.

          7.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          7.8 Specific Performance. Each Shareholder recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Purchaser to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore such Shareholder agrees that in the event of any such breach Purchaser shall be entitled to the remedy of specific performance of each covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          7.9 Remedies Cumulative. All rights, powers and remedies provided under this Agreement and the Letter of Intent or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Without limiting the generality of the foregoing, the exercise of the Stock Option herein and the obligation of the Company to pay the amount set forth in
Section 11 of the Letter of Intent shall be cumulative and not alternative remedies, and the exercise by the Purchaser of either such remedy shall not preclude the simultaneous or later exercise of the other remedy.

          7.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by its counterparty party hereunder with its or his obligations hereunder, and any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its or his right to exercise any such or other right, power or remedy or to demand such compliance.

          7.11 Governing Law. This agreement shall be governed by and construed in accordance with, the laws of the state of Wisconsin without regard to the conflicts of laws provisions thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the state of Wisconsin and the courts of the United States of America located in the state of Wisconsin for any litigation arising out of or relating to this agreement or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Schedule 2 shall be effective service of process for any litigation brought against it in any such court.

          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF WISCONSIN OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF WISCONSIN AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

          7.12 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, Purchaser has caused this Agreement to be duly executed by its representative thereunto duly authorized and each Shareholder has duly executed this Agreement as of the date and year first above written.

                                        SONIC FOUNDRY, INC.

                                        By
                                          -------------------------------------
                                          Name:
                                          Title:

                                        Jan Brzeski

                                        ---------------------------------------


                                        David Fife

                                        ---------------------------------------


                                        Jeffrey Gerst

                                        ---------------------------------------


                                        Fife Waterfield

                                        By
                                          -------------------------------------
                                          Name:
                                          Title:


                                        ---------------------------------------
                                        Rimas P. Buinevicius


                                        ---------------------------------------
                                        Monty R. Schmidt

                                                                      Schedule 1


     Shareholder                  Number of Shares
     -----------                  ----------------

     Jan Brzeski
     David Fife
     Jeffrey Gerst
     Fife Waterfield

                                                                      Schedule 2


Purchaser:

       Sonic Foundry, Inc.
       754 Williamson Street
       Madison, Wisconsin 53703



Shareholders:

       Jan Brzeski



       David Fife



       Jeffrey Gerst



       Fife Waterfield

                                                                        Addendum

                                  Definitions
                                  -----------

     Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings specified below:

     Acquisition Proposal shall mean any inquiry, proposal or offer from any Person (other than Purchaser) relating to any (i) direct or indirect acquisition or purchase of a business of the Company or any of its subsidiaries, that constitutes 10% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 10% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class or series of capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 10% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries.

     Beneficially own or Beneficial ownership shall mean, with respect to any securities, having beneficial ownership of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

     Closing shall have the meaning assigned to it in Section 3.2(b) hereof.

     Closing Date shall have the meaning assigned to it in Section 3.2(b) hereof.

     Company shall have the meaning assigned to it in the recitals to this Agreement.

     Delaware Business Corporation Law shall mean the Business Corporation Law of the State of Delaware.

     Exercise Termination Event shall mean the first to occur of any of the following: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with the provisions thereof, provided that such termination of the Merger Agreement does not result in a Triggering Event; or (iii) the passage of twelve (12) months following the occurrence of the Triggering Event.

     Merger shall have the meaning assigned to it in the recitals to this Agreement.

     Merger Agreement shall have the meaning assigned to it in the recitals to this Agreement.

     Notice shall have the meaning assigned to it in Section 3.2(b) hereof.

     Notice Date shall have the meaning assigned to it in Section 3.2(b) hereof.

     Option Shares shall mean, subject to Section 5.4 hereof, and in respect of any Shareholder, the shares of Company Common Stock set forth next to such Shareholder's name in Schedule 1 to this Agreement, together with any other shares of Company Common Stock acquired by a Shareholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise.

     Proxy shall have the meaning assigned to it in Section 2.2 hereof.

     Purchase Price shall have the meaning assigned to it in Section 3.1 hereof.

     SFO Shareholder shall have the meaning assigned to it in the first paragraph of this Agreement.

     Purchaser shall have the meaning assigned to it in the first paragraph of this Agreement.

     Shareholder shall have the meaning assigned to it in the first paragraph of this Agreement.

     Stock Option shall have the meaning assigned to it in Section 3.1 hereof.

     Sub shall have the meaning assigned to it in the recitals to this Agreement.

     Triggering Event shall have the meaning assigned to it in Section 3.2(a) hereof.

                                                                       EXHIBIT A

                           Form of Irrevocable Proxy


          Pursuant to Section 2.2 of the Voting and Option Agreement, dated as
of     , 2000, as the same may be amended form time to time (the "Voting and
Option Agreement"), among Sonic Foundry, Inc., a Maryland corporation ("Purchaser") and the undersigned, the undersigned shareholder of STV Communications, Inc., a Delaware corporation (the "Company"), hereby irrevocably appoints Rimas P. Buinevicius and Kenneth A. Minor, and each of them, or any other designee of Purchaser, the attorneys-in-fact and proxies of the undersigned, each with full power of substitution:

          (a) to attend any meeting (whether annual or special or both) of the shareholders of the Company, including any adjournment or postponement thereof, on behalf of the undersigned, and at such meeting, with respect to all shares of common or preferred stock of the Company owned (or beneficially owned) by the undersigned on the date hereof or acquired hereafter that are entitled to vote at such meeting or over which the undersigned has voting power (and any and all other shares of common or preferred stock of the Company or other securities issued on or after the date hereof in respect of any such shares), including, without limitation, the shares indicated in the last paragraph of this proxy:

               (i) to vote (in person or by proxy) in favor of the approval of the plan of merger (as such term is used in the Delaware Business Corporation
Law) contained in Agreement and Plan of Merger, dated as of , 2000, as the same may be amended from time to time (the "Merger Agreement"), by and among Purchaser, New Sonic, Inc., a Maryland corporation and wholly owned subsidiary of Purchaser and the Company, and in favor of any other action related to the Merger (as used herein, as defined in the Merger Agreement) or in furtherance of the transactions contemplated by the Merger Agreement, and otherwise to act with respect to such shares as each such attorney and proxy or his substitute shall in his reasonable discretion deem necessary or appropriate for such purpose; and

               (ii) to vote (in person or by proxy) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, liquidation, dissolution, recapitalization, reorganization, winding up or other business combination, acquisition or sale or other disposition of a material amount of assets or securities, tender offer or exchange offer or any other similar transaction involving the Company, its securities or any of its material subsidiaries or divisions, (B) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the company under the Merger Agreement or the Shareholder under the Voting and Option Agreement, (C) any change in present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws, (D) any other material change in the company's corporate structure or business and (E) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or otherwise adversely affect the Merger and the transactions contemplated by the Merger Agreement; and

          (b) to execute and deliver one or more consents in writing in lieu of such meeting or adjournment thereof.

          The undersigned affirms that this proxy is issued in connection with the Merger Agreement to facilitate the transactions contemplated thereunder and in consideration of Purchaser entering into the Merger Agreement and as such is coupled with an interest and is irrevocable. This proxy will terminate upon the termination of the Merger Agreement in accordance with its terms. For purposes of this proxy, any written consent shall be deemed delivered to such attorneys and proxies and their substitutes when delivered to Purchaser in accordance with the Merger Agreement, and any written consent shall be deemed delivered to the Company when delivered to it in accordance with the Merger Agreement.

          By execution and delivery of this proxy to the designees of Purchaser, the undersigned (a) confirms that the undersigned has received a copy of the Merger Agreement, and that all other information deemed necessary by the undersigned concerning the Merger, and the Merger Agreement, and the transactions contemplated thereunder or any other matters considered by the undersigned to be relevant to the undersigned's decision to execute this proxy has been made available to the undersigned and (b) agrees that the undersigned will not sell, transfer or otherwise dispose of any shares of common or preferred stock of the Company owned by the undersigned unless the purchaser or transferee of such shares agrees in writing (a copy of which shall be delivered by the undersigned to Purchaser) prior to such sale, transfer or disposition to be bound by and subject to the provisions contained in this proxy.

          All authority herein conferred or agreed to be conferred shall survive the death, liquidation or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This proxy revokes any and all other proxies heretofore granted by the undersigned to vote or otherwise to act with respect to any of the shares to which this proxy relates. The undersigned will not give any subsequent proxy (and such proxy if given will be deemed not to be effective) with respect to such shares that purports to grant authority within the scope of the authority hereby conferred, except on the express condition that such proxy shall not be effective unless and until this proxy shall have terminated in accordance with its terms. This proxy shall be governed by the internal laws of the State of Wisconsin.

          As of the date hereof, the undersigned owns or possesses voting power
with respect to        shares of common stock of the Company and such shares are
entitled to vote with respect to the approval by the shareholders of the Company of the plan of merger set forth in the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.



                                         ---------------------------------------
                                         [THE SHAREHOLDER]



                                         Dated:______________, 2000

                                       3